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FOR IMMEDIATE RELEASE


                    BENEFICIAL MUTUAL BANCORP INC. ANNOUNCES
                DECISION TO FREEZE BENEFICIAL BANK PENSION PLANS

      Philadelphia, Pennsylvania - April 16, 2008 - Beneficial Mutual Bancorp, Inc. (the "Company") (NASDAQ:BNCL), the parent company of Beneficial Bank, today announced plans to freeze the Beneficial Bank defined benefit pension plan, as well as the defined benefit pension plan it assumed in connection with the merger of Farmers & Mechanics Bank with and into Beneficial Bank, effective June 30, 2008. The Company will also enhance its 401(k) Plan and will combine this plan with its recently adopted Employee Stock Ownership Plan to fund employer contributions.

      In explaining the decision to freeze the Bank's defined benefit pension plans, Gerard P. Cuddy, President and CEO, stated that "by implementing this change, we are able to provide our employees with a competitive retirement benefit, while remaining consistent with cost control initiatives undertaken in 2007. We will continue to seek efficient growth in our operations, which we believe is essential to our long-term profitability and overall performance going forward."

      Beneficial Mutual Bancorp is a community-based, diversified financial services company providing consumer and commercial banking service, along with insurance and wealth management services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area for more than 150 years. With offices throughout the greater Philadelphia and South Jersey regions and $3.5 billion in assets, Beneficial is the oldest and largest bank headquartered in Philadelphia, PA. Visit www.thebeneficial.com for more information.

      This press release may contain projections and other "forward-looking statements" within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the current expectations of Beneficial Mutual Bancorp, Inc. regarding its business strategies, intended results and future performances. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

      Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect actual results include interest rate trends, the general economic climate in the market area in which the Company operates, as well as nationwide, the Company's ability to control costs and expenses, competitive products and pricing, loan delinquency rates, changes in federal and state legislation and regulation and other factors that may be described in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and other required filings. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements.